UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2016

MSCI Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St, 49th Floor, New York, NY 10007

(Address of principal executive offices) (Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A is being filed as an amendment (“Amendment No. 1”) to the Current Report on Form 8-K filed by MSCI Inc. (the “Company”) under Item 5.02 on January 21, 2016 regarding the retirement of Mr. Robert Qutub, the Chief Financial Officer, Principal Financial Officer and Treasurer of the Company. This Amendment No. 1 is being filed to provide additional information with respect to the compensatory arrangements agreed to by the Company and Mr. Qutub in connection with his retirement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 10, 2016, the Company and Mr. Qutub entered into a Transition and Release Agreement (the “Agreement”) pursuant to which Mr. Qutub agreed to remain with the Company until the earlier of May 6, 2016 or the effective date of the appointment of his successor (the “Retirement Date”) in order to ensure an orderly and successful transition of his responsibilities. In consideration of his services during this transition period, Mr. Qutub will be entitled to receive a lump sum payment of $1.6 million, payable within 60 days of the Retirement Date. The Agreement also provides that Mr. Qutub’s outstanding equity awards will vest on the Retirement Date.

The payments and benefits described in the Agreement are subject to Mr. Qutub’s execution and non-revocation of a general release of claims in favor of the Company. The Agreement also requires Mr. Qutub to comply with certain confidentiality, non-disparagement, non-competition and non-solicitation restrictive covenants.

As part of its annual compensation approval process, the Compensation Committee of the Board of Directors of the Company approved Mr. Qutub’s 2015 annual variable performance-based compensation, payable fully in cash on or about February 19, 2016. In prior years, the Company has paid annual variable performance-based compensation to Mr. Qutub in the form of an annual cash bonus and an annual equity bonus. The amount of Mr. Qutub’s 2015 annual variable performance-based compensation will be reported in the Company’s 2016 Proxy Statement.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	CEO, President and Chairman

Date: February 12, 2016